Exhibit 99.1

Motus GI Secures Expanded $12M Credit Financing to Support Growth Strategy

FORT LAUDERDALE, FL., July 21, 2021 (GLOBE NEWSWIRE) -- Motus GI Holdings, Inc., (NASDAQ: MOTS) ("Motus GI" or the "Company"), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, announced today that it has successfully refinanced its debt and expanded its long-term credit facility by securing a new loan agreement with Kreos Capital VI LP (Kreos Capital) for up to $12.0 million, which replaces the previous term loan agreement with Silicon Valley Bank and removes the existing $10.0 million minimum cash balance liquidity covenant.

"We are pleased to announce this new partnership with Kreos Capital, a leading debt provider for high-growth companies. We believe this transaction reflects the confidence that Kreos has in the Company and our ability to execute our strategy," commented Tim Moran, Chief Executive Officer of Motus GI. “By increasing the credit line by 50 percent from $8.0 million to $12.0 million, this new agreement immediately strengthens our balance sheet and extends our cash runway to continue to build the market for the Pure-Vu System.”

Chris Church, Principal at Kreos, commented, “The Pure-Vu system is an innovative product with the potential to substantially improve bowel preparation, and we are excited to partner with Motus GI for the next stage of their growth bringing this system to clinicians across the country.”

About the Transaction

The new term loan agreement is split into three tranches, including a $5.0 million term loan and a $4.0 million convertible loan that were both funded on July 16, 2021. The third tranche is a $3.0 million term loan option available to be drawn by the Company through December 31, 2021. The term loan tranches require monthly interest-only payments at an implied fixed interest rate of 9.5% per annum through September 30, 2022, with, subject to certain conditions, the potential to extend interest only payments to June 30, 2023, followed by amortizing monthly payments of principal and interest until June 1, 2025. The Company will make monthly cash interest-based payments on an implied annual interest rate of 7.75% on the convertible tranche through maturity, if not converted, at which point the outstanding principal will be due 48 months following the closing date, on July 1, 2025. For the convertible tranche, a fixed conversion price, exercisable at the option of the lender, was set at $1.40, representing a 45% premium to the closing price of the Company’s stock on July 16, 2021. As part of the transaction, the Company also issued the lender a warrant to purchase 190,949 shares at an exercise price of $1.0474 per share.

The Company intends to use the proceeds of the credit facility to refinance the Company’s existing indebtedness in the amount of approximately $8.2 million, and to enhance the Company’s product development and commercial growth plans, and for general corporate purposes.

A Current Report on Form 8-K containing more detailed information regarding the loan agreement will be filed with the Securities and Exchange Commission.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions. For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

About Kreos Capital

Kreos Capital is the leading growth debt provider in Europe and Israel, backing high-growth companies through every stage of their life cycle. Kreos targets investments in all areas of the Technology and Healthcare sectors and, to date, has committed in excess of €3.1 billion in more than 630 portfolio company transactions, across 17 countries. With over $1.5 billion in current funds under management Kreos can invest between $2.0 million and $100.0 million per transaction in both public and private companies across stages.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s cost reduction plan, the cost savings and the cash expenses related to the implementation of the plan, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 16, 2021, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:
Bob Yedid
LifeSci Advisors
(646) 597-6989
bob@lifesciadvisors.com